Exhibit 99.1

Thomas Properties Group, Inc. Announces $13.1 Million Common Stock Sale

LOS ANGELES – December 18, 2009 – Thomas Properties Group, Inc. (NASDAQ:TPGI) announced today that it has entered into a subscription agreement with certain institutional investors for the sale of 5,138,600 shares of its common stock at a negotiated price of $2.55 per share through a registered direct offering. The transaction is expected to provide net proceeds of approximately $13.1 million to the company after deducting costs associated with the offering, and will be used to fund a portion of a discounted payoff of mezzanine indebtedness on Two Commerce Square which is scheduled to mature in January 2010. The parties expect to close the transaction on or about December 23, 2009.

The shares of common stock offered by Thomas Properties Group, Inc. in this transaction will be issued pursuant to the company’s existing shelf registration statements that were previously filed with and declared effective by the Securities and Exchange Commission (“SEC”) (File Nos.: 333-132915 and 333-152152). There was no underwriter or placement agent in this transaction.

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any security of the company, nor will there be any sale of any security in any jurisdiction in which such offer, sale or solicitation would be unlawful. The offering is being made only by means of a prospectus supplement and related base prospectus, a copy of which has been filed with the SEC and is available on its website at www.sec.gov, or alternatively may be obtained by contacting the company at the following address: Thomas Properties Group, Inc., 515 South Flower Street, Sixth Floor, Los Angeles, California 90071; (213) 613-1900; Attention: Investor Relations – Diana M. Laing.

About Thomas Properties Group

Thomas Properties Group, Inc., based in Los Angeles, is a full-service real estate company that owns, acquires, develops and manages primarily office, as well as mixed-use and residential properties on a nationwide basis. The company’s primary areas of focus are the acquisition and ownership of premier properties, property development and redevelopment, and property and investment management activities. The company seeks to capitalize on opportunities for above-average risk-adjusted investment returns from real estate, while managing the volatility associated with the real estate industry through joint-venture ownership structures. For more information on Thomas Properties Group, Inc., visit www.tpgre.com.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, statements made in this press release, including those relating to the offering and the use of proceeds from the offering, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the company’s control, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These risks are addressed in Thomas Properties Group, Inc.’s periodic and other reports filed with the SEC, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Thomas Properties Group, Inc.

Diana Laing, 213-613-1900

dlaing@tpgre.com